EXHIBIT 11.1

Code of Conduct

Updated in December/2012.

The Fibria Code of Conduct is an important instrument for organizational alignment, which establishes ethical standards and rules of behavior for the company’s employees with regard to their relations with internal and external publics.

All employees, independent of position and attributions, must have knowledge of and observe the standards of the Code of Conduct for the companies in which they work

Contents

RELATIONS WITH TARGET PUBLIC	6

EMPLOYEES	6
Conflict of interest	6
Privileged information	7
Off-duty conduct	8
Prejudice	8
Child or slave labor	9
Management attitude	9
Harassment and abuse of power	10
Use of alcohol, drugs, weapon carrying and merchandise trading	10
Political participation	11
Labor Unions	11
Company property	12
Use of the electronic information systems	12
Relationship with business partners and competitors	13
Selling of company products to employees	14
FIBRIA’S BUSINESS RELATIONS WITH STAKEHOLDERS	15
Relations with companies in which Fibria has an equity stake	15
CUSTOMERS	16
LOCAL COMMUNITIES	17
SUPPLIERS	18
GOVERNMENT	20
ADVERTISING MARKET	22
PRESS	23

MATTERS OF GENERAL CONCERN	24

IMAGE AND REPUTATION	24
CONTRACTS AND FINANCIAL RECORDS	24
FINANCIAL MANAGEMENT	25
INTELLECTUAL PROPERTY	26
HEALTH, SAFETY AND THE ENVIRONMENT	27
PROMOTIONAL GIFTS AND INVITATIONS	28

CLARIFICATIONS AND ACCUSATIONS	30

ETHICS AND CONDUCT COMMITTEE	30
AUDIT	31
DISCIPLINARY MEASURES	32
CODE OF CONDUCT MANAGEMENT	34
OMBUDSMAN	34
FIBRIA’S CONTACT CHANNEL	35

Relations with Target Public

EMPLOYEES

Fibria treats its employees with dignity and promotes a work environment with equal opportunities for professional and personal development and with respect for individual liberties.

Conflict of interest

A conflict of interest between an employee and the company takes place when the employee uses his or her influence or acts with the intention to benefit personal interests that oppose the company’s interests or may cause damage and losses to the company.

Employees may not perform external activities, such as rendering consultancy or occupying positions in organizations that do business or have conflicting interests with Fibria.

Social, personal, family or spousal connections to Fibria’s suppliers or competitors are also not allowed if an employee’s position enables him or her to influence transactions or allows access to privileged information.

Employees who occupy positions in external companies or whose spouses or family members work at Fibria and also at Fibria’s competitors, suppliers or customers, must notify their immediate superiors as soon as possible, so they may assess the conflict of interest and work schedule conflicts.

Family is considered to be all first- and second-degree relatives: father, mother, son and daughter, brother and sister, grandparents, grandchildren, uncle and aunt, and nephews/nieces. This Code will also consider relationships by affinity, such as: spouse, companion, son-in-law, daughter-in-law, parents-inlaw, stepfather, stepmother, stepchild, brother-in-law and sister-in-law.

The company does not allow family or relationships by affinity to hold or be hired for posts where there is a direct or indirect hierarchical relationship or that answer to the same immediate superior.

Situations that can result in conflicts of interest not described in this Code must be reported to the immediate superiors for guidance.

Privileged Information

An employee who, due to the nature of his or her position or responsibilities, has access to strategic or confidential information not yet publicly disclosed — regarding Fibria, its subsidized or associated companies — cannot reveal them to third parties and is not allowed to trade the company’s securities during the confidentiality (blackout) period.

In such cases, it is the employee’s obligation to prevent any person’s access to such information, increasing the care taken with documents and even materials left on desks and in drawers and cabinets.

Strategic or confidential information is considered that which is not yet known by the market and whose disclosure could harm the company’s operations. Examples of such information are: financial results, large acquisitions or sales, industrial secrets, investments, among others.

Off-duty conduct

As part of Fibria, employees must be mindful of their conduct in public environments, either in professional or private situations, acting with discretion and not exposing the company or their own careers to any risks.

In either external or internal environments, such as participating in training sessions or events, using a company car or in other situations that would allow the recognition of the employee, his or her behavior must be consistent with Fibria’s values, therefore contributing to the building of a good corporate image for the company. Behavior consistent with the conduct herein described is expected from all employees.

Prejudice

Fibria appreciates diversity in work relationships. Therefore, everyone must be afforded respectful, friendly and fair treatment, regardless of the position they occupy.

The company will not tolerate discrimination or prejudice of any kind, either of race, religion, age, gender, political engagement, nationality, marital status, sexual preference, physical conditions or any other.

In the recruitment, selection and promotion processes candidates must be evaluated solely on their conditions to meet and adapt to the job expectation.

Child or slave labor

Fibria does not tolerate, within its group of companies or among its suppliers and business partners, the provision of working conditions akin to slave labor or the use of child labor.

If a minor between the ages of 16 and 18 is hired as an apprentice, in strict accordance with the prevailing legislation, the company undertakes to ensure that the work will not interfere with the individual’s studies.

Management attitude

Subordinates’ interest in participating in internal recruitment processes must be interpreted by their superiors as a natural aspect of career evolution, and they may not engage in any kind of reprisals. Personnel transfers to companies in which Fibria has ownership interests must follow the guidelines described in the Recruitment Policy. In the case there is a conflict of interest when transferring a specific employee, the final decision shall be made by the Ethics and Conduct Committee.

Possible mistakes made by employees must be identified by their superiors, following up with information and guidelines necessary to prevent the recurrence of similar mistakes. Repetitive mistakes resulting from oversight, negligence or lack of interest must be rigorously corrected. Everyone is expected to listen to and consider new ideas, different opinions, questioning and arguments that represent a form of learning and improving processes.

Fibria values the synergy between the areas, cooperation amongst employees from all units and sharing knowledge as a way to learn and propagate best practices, barring the confidentiality criteria described in the Privileged information item.

Harassment and abuse of power

Fibria does not admit harassment of employees, such as sexual, economic, moral or of any other nature, nor situations constituting disrespect, intimidation or threats, regardless of the hierarchical level.

Employees that feel they have been discriminated, humiliated, disrespected or are the victim of prejudice, peer pressure and abusive practices, and are embarrassed to discuss the matter with their hierarchical superiors, must notify the Ethics and Conduct Committee using the Ombudsman channels available to them.

Harassment is described as a situation in which someone takes advantage of a privileged position to humiliate, disrespect and embarrass another person. Moral harassment takes place when someone exposes a peer to humiliating situations at work. Sexual harassment seeks to obtain sexual favors.

Use of alcohol, drugs, weapon carrying and merchandise trading

The consumption of alcoholic beverages during work or working under the influence of alcohol is forbidden. The use and possession of drugs is also prohibited, as is being present in the work environment while under the influence of such substances, which can affect the safety and performance of the employee and his or her peers.

No weapons of any kind are permitted inside the company’s facilities, except for authorized personnel.

Trading and exchanging merchandise of personal interest within company facilities is forbidden.

Political participation

The employee cannot make any contributions in money, assets or services to political campaigns or causes in Fibria’s name, except after discussion and approval by the Board of Directors. Any such contributions must be made pursuant to the prevailing legislation.

Fibria respects its employees’ individual right to become involved in civic matters and participate in the political process. However, such participation must take place in their free time and at their own expense. In this case, an involved employee must make it very clear that these are his or her own beliefs and not the company’s.

Fibria’s resources, facilities and image must not be used to serve personal or political party interests.

Labor Unions

Fibria respects free association, acknowledges labor union entities as the employees’ legal representatives and seeks constant dialogue.

Only formally authorized personnel may maintain negotiations and dialogue with these entities.

Company property

The company’s assets, equipment and facilities are to be used exclusively for its operations and cannot be used to serve personal purposes, barring specific situations determined by the company.

It is each employee’s responsibility to watch over the use and preservation of company property that has been entrusted to him or her.

Issues regarding property donation, selling and assignment of use must be submitted to the Legal Affairs Department for evaluation and formally authorized by the Board of Directors.

Use of the electronic information systems

Electronic systems and computer resources are made available to employees to enhance the performance of their duties. Their use for personal matters is allowed as long as it is not contrary to internal regulations and does not interfere with their work output. The exchange, downloading, storage or use of obscene, pornographic, violent, discriminating, racist or slandering content disrespectful of any individual or entity is against Fibria’s policies and interests and is forbidden. Games orchain e-mails are also forbidden.

Users in general must not expect privacy when using these systems and resources. For this reason, Fibria may use and monitor any information transmitted or stored in these resources, at its own discretion. This rule encompasses written or electronic information stored in these systems or any other associated resources. It also includes technically developed information, obtained through associations, acquisition, license, and purchase or entrusted to the company.

All the files and information pertaining to professional activities created, received or stored in the electronic systems are Fibria’s property and are considered legal commercial assets. Therefore, in case of transfer or termination of an employee, the information held by him or her must be delivered to his or her’s immediate superiors for storage or deletion.

The system access password is for personal use only and may not be disclosed to third parties, including co-workers.

No kinds of software and programs may be copied or installed in the company’s computers without previous authorization from the unit’s IT sector.

The adequate use of Fibria’s electronic information systems is detailed in the Corporate Information Technology Policies, available on the Fibria intranet.

Relationship with business partners and competitors

Fibria’s business philosophy is based on the principle of free competition.

All market and competitors’ information, genuine and necessary for business, must be obtained through transparent and suitable practices; obtaining it by improper means is not admitted.

Improper means in this context refers to illegal and immoral ways of accessing classified information.

Employees are forbidden to adopt any attitude that damages the image of commercial partners or the company’s competitors.

Fibria’s businesses must always conform to the law, the company’s values and the Code of Conduct, and every employee must ensure such compliance.

Agreements with competitors with the goal of abusing economic power or using arbitrary commercial practices must not be fostered.

Selling of company products to employees

The trading of company products to employees must be performed within the regulations described in the specific policy.

FIBRIA’S BUSINESS RELATIONS WITH STAKEHOLDERS

It shall be the responsibility of the individuals or companies interested in developing commercial relations with Fibria and the companies in which it has ownership interests to inform the existence of eventual kinship ties to Fibria’s controlling shareholders and their executives or to Fibria’s executives and employees.

Commercial relations between shareholders and their executives, Fibria’s executives and employees and their families, and Fibria and companies in which it has ownership stakes, whether through individuals or companies of which they directly or indirectly have ownership positions, are permitted.

The aforementioned businesses must strictly respect the principles of neutrality and transparency, ethics, competitiveness and absence of conflicting interests.

All negotiations made under such circumstances require prior approval from Fibria’s Executive Board. Requests for such negotiations must be made to the Board by the main executive in the area, after assessing if all the demands described above have been met.

Relations with companies in which Fibria has an equity stake

In the companies in which Fibria has an ownership interest, the relationship with other partners must be conducted only through legal representatives appointed by Fibria’s Board of Directors. The confidentiality of the subjects addressed must be always taken into consideration.

The contact with Fibria’s shareholders must be made solely through the area appointed responsible for it, and following specific regulations.

CUSTOMERS

It is Fibria’s commitment to contribute to the process of its customer’s value creation, by meeting their expectations and developing innovative solutions.

The customers’ requirements and expectations must be considered and those that have been agreed upon must be strictly fulfilled.

Fibria does not discriminate customers, whether by origin, economy, size or location. However, it reserves the right to terminate any commercial relation whenever its interests are not being met or when the relationship represents a legal, social or environmental risk. Information about our products and services must always be clear and truthful.

It is mandatory that our customers will be informed about technical data, especially safety, health and environmental requirements.

Each product must strictly follow each target market’s legal requirements.

It is forbidden to make improper payments to anyone in order to facilitate our product or service sales, even if it means losing business opportunities.

It is our responsibility to preserve the confidentiality of classified information we pass on to our customers and partners.

LOCAL COMMUNITIES

Fibria is committed to the economic and social development of the communities in which it operates.

It must be every employee’s commitment to act according to Fibria’s values and keep dialogue channels permanently open with all the communities in which we operate.

The investment in social, cultural and environmental projects must be guided by the actual needs of the communities, besides being aligned with the company’s guidelines in order to execute projects effectively committed to fostering social transformation.

Fibria encourages its employees to participate in voluntary programs.

SUPPLIERS

The relationship with our suppliers must be based on respect and constant striving for products and services development, strengthening suppliers’ competitive position.

Fibria’s suppliers must be evaluated by clear and non-discriminatory criteria. Every decision must be based on technical and economic aspects, with favoritism of any nature strictly prohibited.

Fibria’s suppliers must know the company’s values and operate according to this Code of Conduct’s principles.

In order to be accepted as a Fibria supplier, a company must declare it does not use child labor or any labor conditions similar to slavery.

Hiring companies belonging to or managed by ex-employees must be handled with care, so that Fibria is not exposed to labor risks.

Companies providing services to Fibria that operate within the company’s facilities must declare they understand and abide by the Work Safety and Health Regulations with the same intensity as is expected from Fibria’s employees.

Fibria expects from its suppliers clarity in determining products and services as well as concern regarding health, safety and the environment.

Fibria may terminate a business relationship with a supplier whenever it fails to fulfill its commitments or acts in disregard to legal, tax, environmental, health and safety issues.

It is our responsibility to preserve the confidentiality of classified information we pass on to our customers and partners.

GOVERNMENT

Fibria respects the legislation and all government jurisdictions.

The information reporting to all government levels, including city, state and federal agencies, must always be made in writing with the use of protocols and properly oriented by the company’s Legal or Institutional Affairs areas, depending on the matter at hand.

Every time a government representative makes a demand, including inspection processes, employees must submit it to Legal Affairs before any action is taken.

If a “search warrant” is presented to an employee, he or she must cooperate and contact Legal Affairs immediately to be oriented on how to proceed and assist.

Information submitting will be made in a complete, exact and sufficient manner in order to clarify the question and satisfy the relevant regulations. The employee must assess if the information supplied is classified and if the proper measures were taken to protect its confidentiality.

The company’s Legal Affairs department shall be consulted to supply the necessary assistance.

Fibria forbids the paying of gratuities or the offering of any advantage to public employees or government authorities in order to speed up routine processes or administrative proceedings.

The company reserves the right to make public statements regarding governmental decisions that might affect the course of business and relations with employees, consumers or shareholders. However, this action will only be practiced by employees authorized by Fibria’s Board of Directors.

Employees must not use Fibria’s name when dealing with personal matters of any nature with the government.

ADVERTISING MARKET

The company condemns misleading advertising. Fibria’s product marketing initiatives respect the prevailing laws, ethics, local and international regulations.

Every piece of advertising from Fibria must be authentic and avoid overstatements; arrogance, presumptuousness and prejudice will not be tolerated.

Fibria’s institutional advertising must be adequate to the company’s position and follow the orientation of the Corporate Communications department.

The use of the Fibria brand logo in the company’s own advertisements or those produced by third parties must follow the guidelines contained in the Brand Manual and be approved in advance by the Fibria Corporate Communications department.

PRESS

Fibria embraces a clear and objective position regarding information dissemination and seeks to meet all parties’ best interests.

Contact with the Press will be made exclusively by the company assigned spokespersons, with the Corporate Communications area’s guidance. It is, therefore, prohibited for unauthorized personnel to contact the Press on behalf of Fibria.

Employees must not disclose classified or false information to the Press. Nor may they disclose printed or electronic internal notices, even if not deemed to be classified and of internal use only.

Contact with Press members must not be treated under any circumstances as a business relationship, to avoid the request for favors or payments of any nature.

The relationship with the Press must prioritize the dissemination of relevant facts, preferably directed to the company’s activities. The press relations regulations establish guidelines for this process, oriented by Fibria’s Corporate Communications management.

Matters of General Concern

IMAGE AND REPUTATION

The creation and strengthening of Fibria’s image and reputation is also made through our dialogue and behavior towards our target publics. Therefore our actions inside and outside the company must always be pursuant to Fibria’s principles and values.

With regard to the use of social media, only designated professionals may speak on behalf of the company, as specified in the Social Media Conduct Manual.

Fibria’s managing of its image and reputation must follow the Board of Director’s positioning, under the guidance of the Corporate Communications and the Sustainability and Corporate Relations managements.

CONTRACTS AND FINANCIAL RECORDS

All financial and business transactions will be promptly transcribed into Fibria’s books and records.

The employee must not make irregular financial agreements with customers or suppliers, such as fraudulent overpricing or under invoicing.

The contracts in which Fibria participates must be written as accurately as possible, leaving no margin for misinterpretation.

Documents that are not annexed to the main text will only be accepted or supplied with assistance from Fibria’s attorneys.

All payments and commitments made must be authorized by the qualified hierarchical level and supported by legal documentation.

FINANCIAL MANAGEMENT

Fibria does not accept nor does it support any efforts for the purpose of hiding or legitimizing illicit financial transactions, such as (but not restricted to) the following:

Unusual or complicated means of making payments;

Unusual transfers involving countries that have no relation with the transaction;

Transactions involving places that have previously been associated with money laundering and tax evasion.

Anything suggesting a connection with such dealings must be communicated to one’s immediate superior or to the Ombudsman.

INTELLECTUAL PROPERTY

Intellectual property is a strategic asset for Fibria. It is comprised of patents, trademarks, know-how, technical data, market processes information, among other items of benefit to competitors.

The work results of intellectual nature and the strategic information generated in the company is Fibria’s exclusive property.

Each employee is responsible for preserving the confidentiality of intellectual property to which he or her has access through their work, using them carefully. The disclosure of this information without previous authorization by the company’s management is not allowed.

In response to authentic governmental authorities’ requests, confidential information may be supplied after ensuring that it will be dealt with accordingly and only after the proper measures were taken to protect its confidentiality, with the assistance of the company’s Legal Counsel.

HEALTH, SAFETY AND THE ENVIRONMENT

Employees’ health, physical integrity and environment protection are priorities for Fibria, above economic and production matters.

Fibria treats with transparency all information regarding health, safety and environment that might have impacts over its employees, the communities or its own environment.

The company will continuously conduct training classes for its employees, enabling them to understand their routines and take responsibility for them.

Employees must familiarize themselves with the health, safety and environmental policies, procedures and practices and abide by them rigorously.

Everyone is expected to cautiously monitor the work environment, identifying possible risk situations. In case any indications of risk are noticed, superiors must be informed and the parties involved must be notified. This behavior will be considered as a demonstration of commitment to safety issues.

Service companies hired by Fibria must obey all health, safety and environmental procedures determined in the specific policies for their activities. In emergency situations such as work or environmental accidents, the personnel involved must follow the standard procedures and promptly report the situation to the local management, who will notify the involved parties as described in the operational proceedings.

Only officially appointed spokesmen may be interviewed or communicate to authorities and the community.

Environmental accidents are unexpected and undesired events that may cause harm, directly or indirectly, to the environment, health and life.

PROMOTIONAL GIFTS AND INVITATIONS

Institutional gifts and invitations are kindness and friendship practices accepted within a business relationship.

Institutional gifts that represent kindness and friendship between parties in a business relationship and do not represent a benefit gain in any negotiation may be accepted by employees.

Invitations to events with expenses covered by customers, suppliers, government entities and other interested parties may only be accepted when there is an actual opportunity of developing business contacts, if the invitations were extended to employees in other companies and after formal authorization by superiors.

Goods received as awards that represent prominence or recognition of Fibria and its companies must be forwarded to the Corporate Communication area.

The employees cannot accept, in their and their family’s name, gifts or advantages that lead to a compromise. In these cases, the gifts must be returned to the person or company that sent the gift.

Everyone must be mindful of the context in which the gifts are being received, and not just of their value; in case of doubt, superiors must be consulted. The acceptance of an offer of money for any reason is forbidden.

The employee that holds relations in Fibria’s name with entities must inform them of the company’s policies regarding promotional gifts and presents.

The same principles must be applied when Fibria is offering promotional gifts and invitations to its partners.

Interpretation doubts, unexpected cases and breach of obligation reports regarding this Code must be presented to superiors or directed to the Ombudsman.

In situations in which the subject may cause embarrassment if presented to superiors, employees may submit the issue directly to Fibria’s Ethics and Conduct Committee, through the Ombudsman channels. In case the issue surpasses Fibria’s responsibility, employees must submit it to Fibria’s Board of Directors, also through the Ombudsman.

Allegations of fraud, embezzlement and bribes in business activities or transactions that involve employees, suppliers, hired companies and business partners must be supported, whenever possible, by actual facts and data.

Every report received by Fibria will be treated with confidentiality. No retaliation towards an employee for reporting with good intentions will be accepted. In case an employee suffers retaliation of any nature, he or she must inform the Ethics and Conduct Committee.

Clarifications and Accusations

ETHICS AND CONDUCT COMMITTEE

It is the Committee’s responsibility to analyze issues relating to the Code of Conduct that are submitted to the Ombudsman, with impartiality and seriousness, seeking appropriate solutions to the cases presented and responding to those making the complaint, if they have identified themselves.

Fibria’s Ethics and Conduct Committee, comprising members of the company’s management, ensures the consistency of the criteria used in resolving similar cases, verifies the legitimacy of the issue at hand, takes action when needed and responds to those making the complaint, if they have identified themselves.

The Ethics and Conduct Committee is responsible for handling the cases assigned to it, establishing criteria for cases not provided for in the Code of Conduct and for the proper functioning of Fibria’s Ombudsman system.

AUDITING

Cases of fraud, embezzlement and property damage will be dealt with through an Audit.

The impartiality while conducting the issues and the involved parties’ confidentiality are guaranteed in every situation.

DISCIPLINARY MEASURES

The existence of regulations, policies and proceedings is a fundamental condition for a successful company. It is up to the management to ensure that they are obeyed for the organization to operate efficiently and harmonically. Deviations or breaches of obligations may lead to disciplinary measures that, when enforced, must serve as an educating element and culture creator.

It is management’s obligation to inform, guide and prepare its staff to properly conduct the organization’s policies and regulations, setting an example to be followed.

Failure to comply with Fibria’s rules and regulations cannot be tolerated and is susceptible to punishment. Reoccurrences, including failure to comply with action plans designed by audit processes, after due guidance, are also subject to disciplinary measures. The possible punishments are:

1. Verbal warning

2. Written warning

3. Suspension

4. Dismissal without fair cause

5. Dismissal for fair cause

The punishment enforcement must be made as soon as possible after the respective incident, at the risk of establishing a situation of tacit acquiescence. More time before punishment is carried out is allowed when the incident requires determination of facts and responsibilities. The penalties must be fair, reasonable and proportional to the incident occurred. Similar incidents must receive similar penalties.

When an employee believes there is an inconsistency in a specific regulation, he or she must resort to the immediate superior and request a regulation review. This inconsistency will then be reevaluated by the responsible department and may be revised. In cases in which, due to lack of infrastructure or proper resources, an employee is not able to abide by the regulation, he or she must request guidance from the immediate superior, which in turn must convey the matter to the proper organization levels to seek a definitive solution.

The immediate superior of an employee who fails to obey a company regulation or proceeding shall be notified by the Internal Audit department. In case there is a reoccurrence in the same area, the manager will be informed and both the employee and his or her immediate superior will receive a written warning.

If yet another reoccurrence takes place in the same area, the executive officer will be notified and must then decide, based on the Internal Audit information, how to proceed, the first possibility being a written warning for the manager.

Should these events persist, Fibria’s Chief Executive Officer will be consulted, to provide a final decision. The Ethics and Conduct Committee must be notified, to ensure equal treatment for similar cases.

The Human and Organizational Development area must always be consulted regarding the disciplinary measure to be used and, when necessary, must consult Legal Counsel for guidance.

The positive results deriving from the compliance with regulations must be handled by Fibria’s acknowledgement system which, accompanied by communication actions, contribute to forming a respectful and disciplined culture.

In the same way, propagation of the disciplinary measures taken has a positive effect, because it demonstrates Fibria’s seriousness in dealing with these matters. In any of these situations, respect for the individual must be the guiding element in the superior’s behavior.

CODE OF CONDUCT MANAGEMENT

This Code’s approval and its updates are responsibilities of Fibria’s Board of Directors.

It is the obligation of the company’s leaders at all levels to ensure that their subordinates and outsourced companies know and abide by this Code’s rules, which must be upheld by all employees as a model for behavior.

Suggested improvements should be directed to the Ethics and Conduct Committee, through one’s superior or through the Ombudsman channels. It is the Committee’s responsibility to analyze and present them to Fibria’s Board of Directors, with a view to including them in the Code of Conduct, if they are considered to be appropriate.

OMBUDSMAN

Fibria has established an Office of the Ombudsman to acknowledge, analyze and solve any issue regarding the Code of Conduct, a channel that can be reached by both internal and external publics.

Impartial and transparent, the Ombudsman’s office guarantees confidentiality of the information received, preserving the identity of the people involved and promoting a better environment for all. Through it, it is possible to clarify doubts regarding interpretation and direct accusations of breach of obligations contained in the Code of Conduct, such as corruption, bribes, fraud, damage to the environment, false information, inadequate accounting records, wrongful use of company assets, discrimination in terms of race, color, religion, gender, physical or social conditions and unethical behavior.

FIBRIA’S CONTACT CHANNEL:

OMBUDSMAN

Letters to:

Ombudsman

Fibria Celulose S.A.

Caixa Postal Nº 72632

CEP 01405-971

São Paulo SP

Brazil

Internet:

www.fibria.com.br/en

DECLARATION OF INTENT

“I hereby declare that I have read and understand the terms of the Fibria Code of Conduct and I undertake to fully comply with and obey those terms in all my activities for the company and to make every effort to ensure that they are followed by all other people to whom they apply.”

Unit:	Date:

Name:	Registration:

Signature: